Exhibit 16.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No : M90367663E

Tel: (65) 6227 5428

10 Anson Road #20-16 International Plaza Singapore 079903

Website : www.allianceaudit.com

June 4, 2026

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Jin Medical International Ltd.
File No. 001-41661

Commissioners:

We have read the Form 6-K of Jin Medical International Ltd. to be filed with the Securities and Exchange Commission on or about June 4, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Audit Alliance LLP

Singapore